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                                                                    EXHIBIT 99.1


THURSDAY APRIL 19, 9:26 AM EASTERN TIME

PRESS RELEASE

3DFX ANNOUNCES COMPLETION OF SALE OF ASSETS

SAN JOSE, Calif.--(BUSINESS WIRE)--April 19, 2001--3dfx Interactive, Inc. (Nasdaq:TDFX - news) today announced that, as part of its effort to wind up its business, it has completed the sale of substantially all of its assets to NVIDIA US Investment Company, a wholly-owned subsidiary of NVIDIA Corporation (Nasdaq:NVDA - news), pursuant to an asset purchase agreement executed by the parties on December 15, 2000. At the closing, NVIDIA US Investment Company paid cash in the net amount of $55 million in accordance with the asset purchase agreement. Subject to 3dfx in the future satisfying certain additional conditions provided for in the asset purchase agreement, NVIDIA US Investment Company will also pay to 3dfx one million shares of Nvidia common stock or a combination of up to $25 million in cash and a lesser number of shares of Nvidia common stock. 3dfx is not yet in a position to announce if, or when, it will be able to satisfy these additional conditions. About 3dfx Interactive 3dfx Interactive, Inc. developed high performance, cost-effective graphics chips, graphics boards, software and related technology that enables an interactive and realistic 3D experience across multiple hardware platforms, but is now in the process of winding up its business. This press release contains forward-looking statements based on current expectations that are inherently subject to risks and uncertainties. The Company's actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to, those risks identified in the reports and documents filed by the Company with the Securities and Exchange Commission from time to time.

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Contact:
     3dfx Interactive, Inc.
     Investor and Shareholder Relations, 408/591-3508